Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2021 relating to the consolidated financial statements of Scopus BioPharma, Inc. and Subsidiary (the “Company”), included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 and to the use of our name as it appears under the heading “Experts.” Our report dated March 29, 2021, includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

January 3, 2022